Exhibit 10.4

MICROSEMI CORPORATION

FISCAL 2012 EXECUTIVE NON-EQUITY INCENTIVE PLAN

1. Purpose.

The purpose of this Microsemi Corporation Fiscal 2012 Executive Non-Equity Incentive Plan (this “Plan”) is to promote the success of Microsemi Corporation, a Delaware corporation, (the “Company”) by (i) compensating and rewarding participating executives with bonuses for the achievement of pre-established performance goals and (ii) motivating such executives by giving them opportunities to receive bonuses directly related to such performance. This Plan is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. This Plan is adopted under Section 5.2 of the Company’s 2008 Performance Incentive Plan, as amended (the “Performance Incentive Plan”).

2. Definitions.

“Adjusted EPS” means the Company’s non-GAAP earnings per share for the particular Performance Period as determined by the Company in accordance with its standard practices and procedures and reflected in its financial statements for the particular Performance Period, subject to the adjustments described in Section 4.7 below.

“Adjusted Revenue” means the Company’s revenue for the particular Performance Period as determined by the Company in accordance with its standard practices and procedures and reflected in its financial statements, subject to the adjustments described in Section 4.7 below.

“Applicable EPS Percentage” means, as to a particular Performance Period, a percentage determined based on the Company’s Adjusted EPS for that Performance Period, which percentage shall be (i) in the case of the First Half Performance Period, between zero percent (0%) and one hundred percent (100%) and (ii) in the case of the FY12 Performance Period, between zero percent (0%) and two hundred percent (200%).

“Applicable Revenue Percentage” means, as to a particular Performance Period, a percentage determined based on the Company’s Adjusted Revenue for that Performance Period, which percentage shall be (i) in the case of the First Half Performance Period, between zero percent (0%) and one hundred percent (100%) and (ii) in the case of the FY12 Performance Period, between zero percent (0%) and two hundred percent (200%).

“Award” means an award of an opportunity to receive a Bonus under this Plan, subject to the terms and conditions of this Plan.

“Base Salary” means the annualized rate of base salary paid to a Participant by the Company and its Subsidiaries as in effect at the then current rate (exclusive of any commissions or other actual or imputed income from any benefits or perquisites provided by the Company or a Subsidiary, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code).

“Board” means the Board of Directors of the Company.

“Bonus” means the right of a Participant to receive a cash payment under this Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board.

“Company” means Microsemi Corporation, a Delaware corporation.

“First Half Performance Period” means the first two fiscal quarters of the Company’s 2012 fiscal year.

“First Half Target Bonus” means, as to a particular Award, fifty percent (50%) of the Target Bonus for that Award.

“FY12 Performance Period” means the Company’s 2012 fiscal year.

“Participant” means a key employee (including any officer) of the Company or one of its Subsidiaries selected to participate in this Plan by the Committee.

“Payment Date” means, as to a particular Performance Period, a date as soon as practicable following the certification of the Committee’s findings under Section 4.9 for that Performance Period (and in all events not later than two and one-half months after the end of the Company’s fiscal year in which the Performance Period ends).

“Performance Goals” means the target levels of Adjusted EPS and Adjusted Revenue established by the Committee for each Performance Period used to determine the amount of Bonuses payable under this Plan.

“Performance Incentive Plan” means the Company’s 2008 Performance Incentive Plan, as amended from time to time.

“Performance Period” means either the First Half Performance Period or the FY12 Performance Period, as applicable.

“Plan” means this Microsemi Corporation Fiscal 2012 Executive Non-Equity Incentive Plan, as amended from time to time.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Subsidiary” has the meaning ascribed to such term in the Performance Incentive Plan.

“Target Bonus” with respect to an Award means the amount obtained by multiplying (i) the Participant’s Base Salary, by (ii) the Target Bonus Percentage for that Award.

“Target Bonus Percentage” means the target percentage established by the Committee for an Award, as updated from time to time.

3. Administration of the Plan.

3.1	The Committee. This Plan shall be administered by the Committee, which shall consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m). Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

3.2	Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall have sole responsibility for the administration of this Plan in accordance with its terms, including without limitation the authority to (i) determine eligibility to participate in this Plan and, from those Executives determined to be eligible, the particular Executives who will receive an Award under this Plan, and (ii) establish the terms and conditions applicable to each Award. The Committee shall have the authority to construe and interpret this Plan and any agreements or other documents relating to Awards under the Plan, may adopt rules and regulations relating to the administration of this Plan, and shall exercise all other duties and powers conferred on it by this Plan.

4. Bonus Provisions.

The Bonuses (if any) payable with respect to an Award granted under this Plan shall be calculated in accordance with this Section 4.

4.1	Award Terms. The Committee shall select the Participants who will participate in this Plan and the Target Bonus Percentage for each Participant. The Committee shall also establish the Applicable EPS Percentages and the Applicable Revenue Percentages that relate to different levels of Adjusted EPS and Adjusted Revenue for each Performance Period. Participants will be eligible to receive a Bonus based on the Company’s Adjusted EPS and Adjusted Revenue for the First Half Performance Period as provided in Section 4.2 below. Participants will be eligible to receive a Bonus based on the Company’s Adjusted EPS and Adjusted Revenue for the FY12 Performance Period as provided in Section 4.3 below. For each Performance Period, each Participant’s Target Bonus (or First Half Target Bonus, as the case may be) for that Performance Period will be allocated seventy-five percent (75%) to the Company’s Adjusted EPS for the Performance Period and twenty-five percent (25%) to the Company’s Adjusted Revenue for the Performance Period.

4.2	Determination of Bonus Amounts for First Half Performance Period. Each Participant will be eligible to receive a Bonus based on the Company’s Adjusted EPS and Adjusted Revenue for the First Half Performance Period; provided, however, that any such Bonus shall be contingent upon the Company’s achieving the threshold level of Adjusted EPS for the second fiscal quarter of the Company’s 2012 fiscal year established by the Committee. If the threshold Adjusted EPS level for such fiscal quarter is not achieved, no Bonuses will be payable pursuant to this Section 4.2 (although Participants will continue to be eligible to receive Bonuses pursuant to Section 4.3). If such threshold Adjusted EPS level is achieved, a Bonus will be calculated for each Participant equal to the sum of (a) the portion of the Participant’s First Half Target Bonus allocated to the Adjusted EPS Performance Goal multiplied by the Applicable EPS Percentage for the First Half Performance Period, and (b) the portion of the Participant’s First Half Target Bonus allocated to the Adjusted Revenue Performance Goal multiplied by the Applicable Revenue Percentage for the First Half Performance Period.

4.3	Determination of Bonus Amounts for FY12 Performance Period. Each Participant will be eligible to receive a Bonus based on the Company’s Adjusted EPS and Adjusted Revenue for the FY12 Performance Period. At the end of the FY12 Performance Period, a Bonus will be calculated for each Participant in an amount (not less than zero) equal to (a) the sum of (i) the portion of the Participant’s Target Bonus allocated to the Adjusted EPS Performance Goal multiplied by the Applicable EPS Percentage for the FY12 Performance Period, and (ii) the portion of the Participant’s Target Bonus allocated to the Adjusted Revenue Performance Goal multiplied by the Applicable Revenue Percentage for the FY12 Performance Period, less (b) the amount of any Bonus paid or payable to the Participant based on the Company’s performance for the First Half Performance Period pursuant to Section 4.2.

4.4	Committee Discretion to Reduce Bonuses. Notwithstanding the foregoing provisions, the Committee shall retain discretion to reduce (but not increase) the amount of any Bonus otherwise payable pursuant to Section 4.2 or Section 4.3 above.

4.5	Maximum Bonus. Notwithstanding any other provision of this Plan, the maximum aggregate amount that may be paid pursuant to an Award granted under this Plan to a Participant for the Performance Periods shall be the lesser of (a) two hundred percent (200%) of the Participant’s Target Bonus and (b) as provided in Section 5.2.3 of the Performance Incentive Plan, five million dollars ($5,000,000).

4.6	Termination of Employment. In the event that a Participant’s employment with the Company and its Subsidiaries terminates (regardless of the reason for such termination of employment, whether voluntarily or involuntarily, with or without cause, or due to the Participant’s death or disability) at any time prior to the Payment Date for a particular Performance Period, the Participant’s Award shall immediately terminate upon such termination of employment as to that Performance Period, and the Participant shall not be entitled to any Bonus payment in respect of such Award, unless otherwise expressly provided under a written employment, severance or similar contract between the Participant and the Company.

4.7	Adjustments; Early Termination. The Committee shall adjust the Adjusted EPS and Adjusted Revenue, as to the Performance Goals established for purposes of Awards hereunder and/or the Company’s actual performance levels for the applicable Performance Periods, to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings. In addition, the Committee shall make adjustments to the Adjusted EPS to eliminate (to the extent necessary and without duplication) the impact of any stock splits, reverse stock splits, and stock dividends. The Committee’s determination of the Adjusted EPS and the Adjusted Revenue for each Performance Period and whether, and the extent to which, any such adjustment is necessary shall be final and binding. Notwithstanding any other provision herein, each Award shall be subject to termination in connection with certain corporate transactions as provided in Section 7.2 of the Performance Incentive Plan.

4.8	Committee Determination of Bonuses. The Committee has the sole discretion to determine the Performance Goals for each Award (in accordance with this Section 4), the extent to which such Performance Goals have been achieved and whether all or any portion of an Award will be paid, subject in all cases to the terms, conditions and limits of this Plan and of any other written commitment authorized by the Committee.

4.9	Committee Certification. No Participant shall receive any payment under this Plan unless and until the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of this Plan and that the applicable Performance Goals applicable to the Award were in fact satisfied.

5. General Provisions.

5.1	Rights of Participants.

(a)	No Right to Awards or Continued Employment. Neither the establishment of this Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee in respect of this Plan shall be held or construed to confer upon any person any legal right to receive, an Award or any other benefit under the Plan. Nothing contained in this Plan (or in any other documents evidencing any Award under this Plan) shall confer upon any Participant any right to continue in the employ of the Company or any Subsidiary, constitute any contract or agreement of employment, nor shall interfere in any way with the right of the Company or any Subsidiary to change any person’s compensation or other benefits, or to terminate his or her employment, with or without cause. Nothing in this Section 5.1(a), however, is intended to adversely affect any express independent right of such person under a separate employment contract.

(b)	Plan Not Funded. Awards payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. Neither the provisions of this Plan (nor of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.2	Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee in accordance with the provisions of Section 162(m), all Awards are non-transferable, and no benefit payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 5.2 shall not apply to an assignment of a contingency or payment due (a) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (b) after the disability of a Participant to the disabled Participant’s personal representative.

5.3	Discretion of Company, Board and Committee. Any decision made or action taken by, or inaction of, the Company, the Board or the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. Neither the Board nor the Committee, nor any person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award made under this Plan).

5.4	Governing Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Delaware.

5.5	Construction. It is the intent of the Company that this Plan, Awards, and Bonuses paid hereunder will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Section 162(m). Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.

5.6	Tax Withholding. Upon the payment of any Bonus, the Company shall have the right to deduct the amount of any federal, state or local taxes that the Company or any Subsidiary may be required to withhold with respect to such payment.

5.7	Amendments, Suspension or Termination of Plan. The Board or the Committee may at any time terminate, amend, modify or suspend this Plan, in whole or in part. Notwithstanding the foregoing, no amendment may be effective without Board and/or stockholder approval if such approval is necessary to comply with the applicable rules of Section 162(m).

5.8	Effective Date. This Plan is effective as of December 23, 2011.

5.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

5.10	Non-Exclusivity of Plan. Subject to compliance with Section 162(m), nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation under any other plan or authority.